Exhibit 99.1

For Immediate Release

For Further Information Contact:

Andrew Fisher at (202) 483-7000

Email: Afisher@unither.com

ISRAELI MINISTRY OF HEALTH APPROVES INTRAVENOUS DOSING OF REMODULIN® TO TREAT PULMONARY ARTERIAL HYPERTENSION

Silver Spring, MD and Research Triangle Park, NC, January 10, 2006:  United Therapeutics Corporation (NASDAQ: UTHR) announced today that the Drug Registration Department of the Israeli Ministry of Health has expanded the label of Remodulin® (treprostinil sodium) Injection to include intravenous infusion for the treatment of primary pulmonary arterial hypertension and pulmonary arterial hypertension associated with connective tissue disorders.

The Israeli approval represents the third national approval of intravenous Remodulin following United States Food and Drug Administration approval on November 24, 2004 and the Canadian Therapeutic Products Directorate approval on October 6, 2005.  United Therapeutics has also submitted a marketing application for intravenous Remodulin in France and European Union member states where subcutaneous Remodulin is approved, with filings in additional countries planned during 2006.

“We and our Israeli distribution partner, Pharmateam Marketing, are very pleased with this authorization to offer intravenous Remodulin to patients and physicians in Israel,” said Martine Rothblatt, Ph.D., United Therapeutics Chairman and CEO.  “Since 2002 the Israeli market has been an important trailblazer for United Therapeutics.”

United Therapeutics is a biotechnology company focused on the development and commercialization of innovative therapeutic products for patients with chronic and life-threatening cardiovascular, cancer and infectious diseases.

In addition to historical information, this press release contains forward-looking statements about expectations and intentions regarding the preparation and filing of marketing applications for intravenous Remodulin in additional countries during 2006 that are based on United Therapeutics’ current beliefs and expectations as to future outcomes.  These expectations are subject to risks and uncertainties such as those described in United Therapeutics’ periodic reports filed with the Securities and Exchange Commission which may cause actual results to differ materially from anticipated results.  Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in United Therapeutics’ periodic reports and documents filed with the Securities and Exchange Commission, including the company’s most recent Form 10-K and Form 10-Q.  United Therapeutics is providing this information as of January 10, 2006 and undertakes no obligation to publicly update or revise the information contained in this press release whether as a result of new information, future events or any other reason.

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